Exhibit 10.3

Amended and Restated Lease Agreement

By and Between

Dakota Plains Holdings, Inc.
a Nevada corporation

(“Landlord”)

and

Dakota Petroleum Transport Solutions, LLC
a Minnesota limited liability company

(“Tenant”)

AMENDED AND RESTATED LEASE AGREEMENT

          THIS AMENDED AND RESTATED LEASE AGREEMENT (“Lease”) is made effective as of June 1, 2012 (“Effective Date”), by and between Dakota Plains Holdings, Inc., a Nevada corporation (“Landlord”), and Dakota Petroleum Transport Solutions, LLC, a Minnesota limited liability company (“Tenant”).

          WHEREAS, Landlord (as successor in interest to Dakota Plains, Inc., a Minnesota Nevada corporation, and Dakota Plains Transport, Inc., a Nevada Corporation), and Tenant are parties to that certain Lease Agreement (the “Existing Lease”) dated as of November 4, 2009 (the “Commencement Date”), as supplemented by that certain Supplemental Agreement effective as of July 22, 2010 (the “Supplemental Agreement”) and as amended as of August 18, 2011;

          WHEREAS, Landlord and Tenant each desire to amend and restate the Existing Lease to, among other things, extend its Term;

          WHEREAS, Section 26 of the Existing Lease provides that the Existing Lease may be amended by an agreement made in writing and signed by Landlord and Tenant.

WITNESSETH:

          In consideration of the rents and covenants and subject to the terms herein set forth, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord the parcel of land described below and all appurtenant easements and surface rights and that certain railhead petroleum transfer terminal, mobile or semi-mobile transloading equipment, and related administrative facilities, constituting either real or personal property or mixed, the appurtenant parking area, rail tracks, and related improvements as depicted on Exhibit A attached hereto and incorporated herein by reference (collectively referred to as the “Premises”), which was constructed by Landlord at Landlord’s sole cost and is located upon the property (the “Property”) legally described on Exhibit B attached hereto and incorporated herein by reference.

1.	TERM:

          a)          Commencement. The term of this Lease shall commence on the Commencement Date and continue for the duration of the Term defined in Section 9.2 of the Dakota Petroleum Transport Solutions, LLC Amended and Restated Member Control Agreement (“Member Control Agreement”) dated as of June 1, 2012 (the “Term”).

          b)          Lease Year. The term “Lease Year” as used herein shall mean a period of twelve (12) consecutive full calendar months, except as set forth herein. The first (1st) Lease Year, however, shall be for that period beginning on the Commencement Date and ending on December 31, 2009. Each succeeding Lease Year shall commence the next day after the expiration of the prior Lease Year.

          c)          Expiration. The Term shall end and this Lease automatically expire upon any event that terminates Tenant’s existence pursuant to the Member Control Agreement.

2.	RENT:

          Tenant covenants and agrees to pay Rent to the Landlord, its successors and assigns at the following rates and times:

          a)          Monthly Base Rent. No later than the first day of each calendar month ending during the Term, Tenant shall pay monthly rent (“Monthly Base Rent”) in an amount equal to:

(i) for each calendar month ending on or after the Commencement Date but before the Effective Date, nineteen thousand one hundred sixty-one dollars and sixteen cents ($19,161.16); and

(ii) for each calendar month ending on or after the Effective Date, thirty-one thousand eight hundred eighty-one dollars and one cent ($31,881.01).

          b)       Additional Rent. In addition to the Monthly Base Rent described in Section 2(a), not later than the first day of each calendar month during the Term, Tenant shall pay to Landlord “Additional Rent” as defined below:

(i)	Terms used in determining Additional Rent shall have the following meaning:

“Landlord Initial Cost” shall mean that amount identified as “Landlord Initial Cost” on Exhibit C attached hereto and incorporated herein by reference.

“Landlord Capital Item Cost” shall mean any capital items for which the Landlord agrees to become responsible following the Commencement Date or for which the Landlord is required to become responsible following the Commencement Date under the terms of any written agreement to which the Landlord and Tenant are parties, except any items included in the Landlord Initial Cost.

(ii)

For any calendar month during the Term, the Additional Rent shall be a monthly amount, calculated to be the equal monthly amortization payment of principal and interest necessary to fully amortize the Landlord Capital Item Cost at an annual interest rate of fifteen percent (15.0%), over a period of ten (10) years from the date the Landlord becomes responsible therefore.

          c)       Delivery of Rent. Monthly Base Rent and Additional Rent payable under this Lease (together, the “Rent”) shall be paid and delivered to the Landlord at the place designated by the Landlord for notices under this Lease, or such other place as it may subsequently designate in writing.

3.	POSSESSION:

          Delivery of the Premises to Tenant shall have occurred on the Commencement Date.

4.	PERMITS AND APPROVALS:

          Tenant shall obtain, at Tenant’s sole cost and expense, any and all permits or other governmental and third-party approvals necessary for the initial use and continued operation of the Property for the purposes described herein. Landlord shall fully cooperate with Tenant in obtaining all such permits and approvals. All such permits and approvals shall be issued in the Landlord’s name and for the Landlord’s benefit, except as consented to in a writing signed by or on behalf of the Landlord.

5.	ADDITIONAL SITE IMPROVEMENTS:

          Landlord has funded the Site Improvement set forth on the documentation attached hereto as Exhibit C (the “Site Improvements”) and such Site Improvements shall be subject to this Lease. All such Site Improvements shall be the sole property of Landlord, though subject to the terms and provisions of this Lease.

6.	TENANT’S USE:

          Tenant may engage in any lawful use of the Premises not in conflict with any applicable zoning ordinance, permit, license or conditional use restriction. Tenant may not alter the railroad tracks or other structures presently on the Premises and may not make any expansions, improvements or additions to the Premises without the Landlord’s prior written consent, which Landlord may withhold its sole discretion. Tenant acknowledges and agrees that Landlord may utilize some or all of Outlot 1 of NW ¼ NW ¼ of Section 21, Township 152 North, Range 92 West (“Outlot 1”) to drill and operate a water disposal well, construct structures used in the drilling, operation and maintenance of a water disposal well and make other improvements and alterations to the Premises consistent with the drilling, operation and maintenance of a water disposal well on Outlot 1. Nothwithstanding anything herein to the contrary, Tenant agrees that its improvements, conduct and operations on the Premises shall not in any way interfere with or prevent Landlord’s drilling and operation of a water disposal well on Outlot 1.

7.	TAXES, INSURANCE, MAINTENANCE AND REPAIR EXPENSES:

          a)          Personal Property. Tenant shall pay before delinquency all taxes, assessments, license fees, and other charges that are levied and assessed on personal property, alterations and trade fixtures included in the Premises.

          b)          Real Property Taxes. Tenant shall pay all Real Property Taxes upon the Property payable during the Term of this Lease, prorated for any partial calendar years during the Term hereof, provided that Landlord provides or causes the tax bills therefor to be provided Tenant at least the later of (i) thirty (30) days prior to the date the same are due without penalty or (ii) ten (10) business days following Landlord’s receipt of such tax bills. Upon written request of Landlord, Tenant shall provide a receipt of such payment to Landlord. Alternatively, at Landlord’s election, Landlord may bill Tenant for installments of Real Property Taxes no more than sixty (60) days prior to such due date, and Tenant shall pay Landlord the amount of such billing within ten (10) days of such due date. The term “Real Property Taxes” shall mean and include all taxes, general and special assessments (amortized over the longest period available to Landlord) and other governmental charges, general and special, including, without limitation, assessments for public improvements or benefits, which shall, during the Term, be assessed, levied, and imposed by any governmental authority upon the Property. Real Property Taxes shall not include any late fees or penalties (unless arising from Tenant’s failure to timely pay the same as set forth above), any municipal, county, state or federal income or franchise taxes of Landlord, or documentary transfer taxes in connection with any transfer, sale or change in ownership of all or part of the Property. Tenant shall have the right to diligently contest the amount or validity of any Real Property Taxes upon the Premises or any part thereof, with the appropriate governmental agency by appropriate legal proceedings, and shall be entitled to the economic benefit of the final resolution thereof to the extent such benefit relates to the Term hereof.

          c)          Maintenance, Repair, and Premises Expansion Expenses. Tenant shall pay all costs and expenses to perform all maintenance and repair of the Premises, and to acquire expansion, improvements or additions to the Premises. Any such additions or expansions shall become the property of the Landlord and subject to this Lease as part of the Premises.

          d)          Asset Capitalization. For accounting and financial reporting requirements, the entity that directly pays for any improvements to the Premises will capitalize those costs in accordance with generally accepted accounting principles in the U.S. and amortize or depreciate the capitalized amounts over the applicable period. Specific to the additions and expansions known as the “Phase III Leasehold Improvements”, the Tenant has directly paid the cost on these Leasehold Improvements. Therefore, the Tenant will capitalize and amortize these Leasehold Improvements over the expected term of the lease for accounting and financial reporting requirements. In the absence of a specific Agreement or Amendment, the existing and future “expansions, improvements or additions to the Premises” shall become the property of the Landlord upon the expiration or earlier termination of the Lease.

8.	TENANT’S COVENANTS; ASSIGNMENT AND SUBLETTING COMPLIANCE WITH LAWS; LANDLORD’S INSPECTION AND UTILITIES:

          Tenant covenants and agrees as follows:

          a)          Prompt Payment. Tenant will pay when due all Rent and other charges herein described and all taxes, assessments, license fees and utility bills attributable to the Premises as the same shall become due. Any amount owed by Tenant to Landlord hereunder shall bear interest at the Default Rate (as hereafter defined) for each month such amount is past due under the terms of this Lease.

          b)          Compliance with Terms of Lease. Tenant will not use or permit the Premises, or any part thereof, to be used for any purpose or in any manner not permitted by law or by the terms of this Lease.

          c)          Assignments or Subletting. Tenant will not transfer or assign this Lease nor let or sublet the whole or any part of the Premises without the prior written consent of Landlord, which consent may be withheld for any reason or for no reason whatsoever. Consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting. Tenant shall at all times remain liable for the payment of Rent herein and for compliance with all of its other obligations under this Lease notwithstanding any assignment or subletting under this Lease.

          d)          Compliance with Laws. Tenant will, at its own expense, promptly comply with all applicable laws, now or hereafter in effect, pertaining to the conduct of its business on the Premises.

          e)          Inspections by Landlord. Landlord and its agents, invitees and designees shall have the right to enter the Premises for any reason at any time during the Term of this Lease without notice to Tenant.

          f)          Vacation of Premises. If Tenant at any time elects to cease business operations at the Premises after opening the same for business, and such cessation of business continues for a period of one hundred fifty (150) consecutive days, such cessation of business shall be deemed a breach or default of this Lease and Landlord shall have the right to terminate this Lease at any time thereafter effective immediately upon written notice to the Tenant. Unless Landlord delivers such notice, this Lease shall remain in full force and effect notwithstanding any cessation of business by Tenant.

          g)          Utilities. Tenant shall pay before delinquency, at its sole cost and expense, all charges for water, gas, heat, electricity, power, telephone service, sewer service charges, and sewer rentals charged or attributable to the Premises, and all other services or utilities used in, upon, or about the Premises by Tenant from the Commencement Date and throughout the Lease Term hereof.

          h)          Amounts Payable to Soo Line Railroad Company. Tenant shall pay before delinquency, at its sole cost and expense, any and all amounts due and payable to Soo Line Railroad Company d/b/a Canadian Pacific Railway (“Canadian Pacific”) from the Commencement Date and throughout the Lease Term hereof by virtue of that certain Agreement for Private Siding by and between Landlord and Canadian Pacific effective as of the first day of September 2009 (the “Private Siding Agreement”) and by virtue of Tenant’s operation of the Premises following the Commencement Date.

9.	SURRENDER OF PREMISES, REMOVAL OF TENANT’S PROPERTY:

          At expiration or termination of this Lease, Tenant agrees to: (a) surrender possession of the Premises to Landlord; (b) remove at Tenant’s expense, any assets of Tenant not constituting part of the Premises, and not constituting Landlord’s Property (as defined below); and (c) otherwise return the Premises to Landlord in good condition and broom clean, ordinary wear and tear, damage by casualty, condemnation, act of god and/or Landlord’s failure to make repairs excepted. The Premises, including but not limited to all tanks, tracks, buildings, structures, all permanent transloading equipment (which specifically excludes trailer mounted and self-driven mobile transloaders), and any other permanent equipment (which specifically excludes mobile equipment, including, without limitation, switchers or trucks) constructed by and/or placed upon the Premises by Landlord or by Tenant during the Term of the Lease (collectively, “Landlord’s Property”) shall be and remain the property of Landlord, and upon expiration or termination of this Lease Tenant shall have no obligation to remove Landlord’s Property from the Premises.

10.	QUIET POSSESSION:

          Landlord represents to and covenants with Tenant that:

          a)          Landlord does not require any consents or approvals from mortgagees of the Property to permit Landlord to enter into this Lease;

          b)          Other than customary mineral leases and utility and similar easements relating to the Property and the restrictions set forth in the Private Siding Agreement and the Member Control Agreement, there are no other covenants, easements or restrictions relating to the Premises and Landlord shall not enter into any covenants, easements or other agreements after the date of this Lease which prohibit or restrict Tenant’s proposed use of the Premises its appurtenant easement rights, or otherwise change the terms of this Lease or Tenant’s use and occupancy of the Premises without Tenant’s prior written consent;

          c)          Landlord shall warrant and defend Tenant in the quiet enjoyment and possession of the Premises, together with all appurtenant and beneficial easements, during the Term, subject to all applicable laws (as now exist or may be hereinafter enacted);

          d)          Landlord has full right and authority to enter into the Lease for the full term; and

          e)          As of the date hereof, Landlord has not discovered any soil or other conditions that would prevent the construction of the Premises or materially increase its cost.

11.	HAZARDOUS MATERIALS:

          Landlord represents and warrants that, to the best of Landlord’s knowledge, as of the Commencement Date no release (as hereafter defined) of Hazardous Materials had occurred in the Premises or that Hazardous Materials are otherwise present in the Premises and/or the Property. Landlord represents and warrants that the Premises are in compliance with all federal, state and/or local statutes, regulations, rules and/or ordinances, and with all orders, decrees or judgments of governmental authorities or courts having jurisdiction, relating to the use, generation, manufacture, collection, treatment, disposal, storage, control, removal or clean up of Hazardous Materials (“Environmental Laws”). To the extent any Hazardous Materials were present in, at, on or about the Premises and/or the Property at the Commencement Date, through no fault of Tenant, and Tenant notifies Landlord in writing of such Hazardous Materials not later than twenty (20) days following the Commencement Date, Landlord shall be responsible for removing or otherwise monitoring or remediating such Hazardous Materials as required by, and in full compliance with, all Environmental Laws at no cost to Tenant.

          Tenant shall indemnify, protect, defend and hold Landlord and its officers, directors, shareholders, agents and assigns (the “Landlord Indemnities”) harmless from and against any and all costs, fees, damages, losses, expenses and/or liabilities of any kind or nature in any way related to the existence, removal, transportation or disposal of any Hazardous Materials in, at, on or about the Property caused by Tenant or any of Tenant’s invitees, agents, employees, contractors, subtenants or licensees. If any action or proceeding is brought against any of the Landlord Indemnities by reason of such claim, Tenant, upon notice from any of the Landlord Indemnities, shall defend the same at Tenant’s expense by counsel selected by the Landlord. In the event any of the Landlord Indemnities incurs any costs, fees, damages, losses, expenses, and/or liabilities in connection with a release of Hazardous Materials by Tenant or any of Tenant’s agents, employees, contractors, subtenants or licensees, Tenant shall pay such costs, fees and/or expenses within thirty (30) days of written request from the affected Landlord Indemnities. Other than in the case of an emergency, Landlord shall not incur any fees or costs before notifying Tenant that it is likely to incur such fees and costs unless Tenant takes corrective action.

          The term “Hazardous Material” shall mean any waste, substance, or material that is: (i) identified in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may be amended from time to time (herein called “CERCLA”); or (ii) determined to be hazardous, toxic, a pollutant or contaminant, under federal, state, or local law. The term “release” shall have the meaning given to such term in Section 101(22) of CERCLA.

12.	PERFORMANCE BY TENANT AND LANDLORD:

          Tenant and Landlord covenant and agree that they will perform all of their respective agreements herein expressed and will promptly, upon receipt of written notice from a party specifying failure to perform, comply reasonably or commence to comply with such notice.

13.	DEFAULT AND REMEDIES:

          a)       Tenant Default. Tenant shall be in default under this Lease if one or more of the following events (herein called “Defaults”) shall happen and be continuing, namely:

          (i)          Tenant shall fail to make the payment of any Rent or other amount herein agreed to be paid and such failure shall continue for a period of ten (10) days after the date of Landlord’s written notice to Tenant of the initial failure to pay when due;

          (ii)         Tenant shall have filed a petition in bankruptcy or prayed for any relief under the Federal Bankruptcy Law or made an assignment for the benefit of creditors or consented to the entry of an order for relief in involuntary bankruptcy;

          (iii)        An attachment or execution shall have been levied upon the Tenant’s property in or interest under this Lease, which shall not have been satisfied or released or the enforcement thereof stayed or superseded by an appropriate proceeding within sixty (60) days thereafter;

          (iv)        An involuntary petition in bankruptcy or for reorganization or arrangement under the Federal Bankruptcy Law shall have been filed against Tenant and either an order for relief is entered or such involuntary petition is not withdrawn, dismissed, stayed or discharged within sixty (60) days from the filing thereof;

(v) Tenant shall make any assignment or sublet under this Lease without first obtaining Landlord’s approval as required by Section 7(c) above;

          (vi)        Tenant shall have failed to perform or observe any other covenant, agreement or condition to be performed or kept by the Tenant under the terms and provisions of this Lease, and such failure shall continue for thirty (30) days after written notice thereof has been given to Tenant by Landlord, unless Tenant shall have commenced corrective action within such thirty (30) days and thereafter diligently completes the same; the foregoing provision shall not require Tenant to occupy the Premises and Tenant shall be entitled to vacate the Premises so long as it otherwise complies with its obligations hereunder; however said time period shall be inclusive of any and all statutory time periods for nonpayment of rent and breach of covenants in Lease; or

If an event of a Default by Tenant occurs, Landlord, at its option, shall have the right to terminate this Lease and Tenant’s right to possession of the Premises, and enter into and take possession of the Premises and remove all persons and their property therefrom, and shall further be entitled to pursue all other remedies available to Landlord at law or in equity. In any such event, Landlord shall use all reasonable efforts to mitigate any and all damages that it may sustain as a result of Tenant’s default hereunder.

          b)          Landlord Default. If Landlord shall violate any covenant contained herein, and shall fail to comply with such covenant within thirty (30) days of Tenant’s notice to Landlord of such violation (or fail to commence compliance within such 30-day period if a longer period of time is reasonably necessary), Landlord shall be deemed to be in default hereof. Tenant shall have all remedies available at law and equity, together with those expressly provided to Tenant herein. Upon Landlord’s default in its obligation to pay (or credit) money, said amount shall bear interest beginning fifteen (15) days after Tenant’s written demand therefor at the Default Rate (as hereafter defined). Tenant shall use all reasonable efforts to mitigate any and all damages that it may sustain as a result of Landlord’s default hereunder.

          c)          Remedies Waiver. It is understood and agreed that Landlord’s exercise of any right or remedy due to a default or breach by Tenant shall not be deemed a waiver of or to alter, affect, or prejudice any right or remedy which Landlord may have under this Lease or by law or in equity. Neither the acceptance of Rent nor any other acts or omissions of Landlord at any time or times after the happening of any event authorizing the cancellation or forfeiture of this Lease shall operate as a waiver of any past or future violation, breach, or failure to keep or perform any covenant, agreement, terms, or condition hereof or to deprive Landlord of its right of cancel or terminate this Lease upon the written notice provided for herein at any time that cause for cancellation or termination may exist, or be construed so as at any time to stop Landlord from promptly exercising any other option, right, or remedy that it may have under any term or provision of this Lease, at law, or in equity.

          d)          Default Rate of Interest. The defaulting party shall pay promptly upon demand any reasonable expense incurred by the non-defaulting party in curing the defaulting party’s default, and, if not paid within ten (10) days of demand therefor, the non-defaulting party may charge interest thereon at the lesser of (a) eight percent (8%) per annum, or (b) the highest rate permitted by law (such interest rate being referred to herein as the (“Default Rate”).

14.	ATTORNMENT:

          Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage made by Landlord covering the Premises, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under Lease on the condition that such purchaser expressly assumes all of the Landlord’s obligations hereunder in writing.

15.	SUBORDINATION:

          This Lease shall be subject and subordinate to each mortgage hereafter covering any or all of the Premises (and each renewal, modification, consolidation, replacement or extension thereof) or other similar instrument of encumbrance now or hereafter existing, subject to execution by any subsequent mortgagee of a non-disturbance agreement providing that notwithstanding the default of Landlord under such mortgage, or the foreclosure of the lien thereof, or the grant of a deed in lieu of foreclosure, this Lease shall continue in full force and effect upon the terms, conditions, covenants and agreements herein contained so long as Tenant is not in default hereunder beyond any applicable notice or cure period.

16.	CONDEMNATION:

          If more than thirty-three percent (33%) of the Premises or any access/ingress or egress points shall be permanently taken or condemned by any competent authority for any public or quasi-public use or purpose, or a lesser amount is taken but the use of the Premises for Tenant’s business has been substantially and materially impaired in Tenant’s reasonable business judgment, then Tenant may, at its option, terminate this Lease upon written notice to Landlord given within sixty (60) days of the date that an order granting the condemning authority possession thereof is given. Any award for the property of which the Premises are a part, shall be the property of Landlord. Tenant, however, shall be entitled to claim, prove and receive in the condemnation proceeding such awards (excluding so called bonus awards or awards for the value of the Premises taken) as may be allowed for fixtures and other equipment installed by it and any relocation award made to Tenant or other separate awards available to Tenant that do not reduce Landlord’s award. In the event Tenant does not elect to terminate the Lease, Landlord shall repair and restore the remaining Premises, and any and all amounts expended by Landlord to so repair and restore the remaining Premises shall constitute a Capital Cost Item for the purposes of this Lease.

17.	INSURANCE; FIRE OR OTHER CASUALTY:

          a)          Tenant Obligation to Maintain Insurance. Tenant shall obtain and keep in force, beginning on the Commencement Date and continuing throughout the entire Term, the following insurance coverages at Tenant’s sole cost and expense from an insurance company or companies authorized to do business in the state in which the Property is located, with a minimum Best’s rating of “A:VII,” or equivalent rating, which policies shall name the Landlord and any additional party designated by Landlord as an additional insured:

              (i)          Commercial General Liability Insurance. A policy of commercial general liability insurance commercial general liability insurance, against any liability to the public or to any invitee of Tenant for injury to persons or property and loss of life or property incidental to the use of, or resulting from any accident occurring on our upon, the Premises with a limit of not less than two million dollars ($2,000,000) per occurrence and not less than five million dollars ($5,000,000) in the annual aggregate.

              (ii)         Commercial Property Insurance. A policy providing commercial property insurance covering all structures and improvements on the Premises or constructed or maintained in conjunction with the Premises with coverage for perils as set forth on the causes of loss – special form, if any, in an amount not less than the full insurable value and naming Landlord as loss payee. Such policy shall provide coverage in an amount not less than the full replacement cost of the Landlord Initial Cost and all Landlord Capital Item Costs. Coverage must also include an “Ordinances or Law Regulations” insuring agreement governing the construction, use or repair of property. Such coverage must include the expense of tearing down any property, including the cost of removing its debris. Increased cost of construction coverage must also be included. Such insurance must remain in full force and effect for and during the time any buildings and improvements are located on the Premises during the Term of this Lease. Landlord will notify Tenant each time the aggregate insurable value of all improvements and structures on the Premises increases by more than $10,000 due to betterments or additional improvements.

          (iii)          Insurance Required by Canadian Pacific Railway. All insurance required to be maintained by Canadian Pacific pursuant to the terms of that certain Private Siding Agreement as set forth on Exhibit D attached hereto and incorporated herein by reference.

          (iv)          Employer Liability Insurance. A policy of workers’ compensation insurance must be provided that insures the benefits required by Minnesota law and includes coverage B Employer’s Liability. The Employer’s liability limits must be:

Bodily Injury By Accident — $2,000,000 Each Accident

Bodily Injury By Disease — $1,000,000 Policy Limit

Bodily Injury By Disease — $1,000,000 Each Employee

Landlord does not, by requiring such insurance or by any other act or event, assume or undertake liability for any work-related injuries or death to Tenant or Tenant’s employees.

          (v)           Environmental Insurance. A policy of environmental liability insurance, against any environmental liability, including discharge of hazardous materials, incidental to the use of, or resulting from any accident or spill occurring on our upon, the Premises with an aggregate limit of not less than twenty-five million dollars ($25,000,000).

(vi) All other insurance, if any, customarily maintained by businesses of like type, or required by any law or regulation to be carried or maintained by Tenant.

          b)       Repair and Rebuild. If the loss renders the structures on the Premises totally or partially inaccessible or unusable by Tenant in the ordinary conduct of Tenant’s business for a period of more than thirty (30) days, then Tenant may terminate this Lease by written notice to the Landlord, except that if: (i) Landlord reasonably determines that the structures on the Premises can be rebuilt within one hundred twenty (120) days after the date of the damage, (ii) Landlord is not prevented by applicable laws from substantially rebuilding the structures on the Premises to its preexisting condition, and (iii) the damage has not occurred in the last Lease Year of the Term, then Landlord, at Landlord’s cost, may, in its sole discretion, restore, repair or rebuild the same and, in the event Landlord determines to do so, this Lease shall remain in full force and effect, but with full abatement of all Rent until the Premises are fully restored to pre-loss condition and the Term of this Lease may be extended a number of days equal to the period of such Rent abatement at the Landlord’s sole discretion.

          c)       Destruction Near End of Term. Notwithstanding the foregoing, if the structures on the Premises are wholly or partially damaged or destroyed within the last Lease Year of the Term, either Landlord or Tenant may, at its option, elect to terminate this Lease.

18.	NOTICES:

          All notices from Tenant to Landlord required or permitted by any provision of this Lease shall be in writing and sent by facsimile with written transmission confirmation, overnight delivery service, or registered or certified mail, postage prepaid and directed to Landlord at:

Dakota Plains Holdings, Inc.
294 Grove Lane East
Wayzata, MN 55391
Attention: Robert Henry, Vice President of Operations
Facsimile: (952) 516-5253
rhenry@dakotaplains.com

All notices from Landlord to Tenant so required or permitted shall be in writing and sent by email or facsimile with written transmission confirmation, overnight delivery service, or registered or certified mail, postage prepaid and directed to Tenant at:

Dakota Petroleum Transport Solutions, LLC
c/o Western Petroleum Company
9531 West 78th Street
Eden Prairie, MN 55344
Attention: Paul Ferguson
Facsimile: (952) 941-7470
pferguson@wfscorp.com

Either party may, at any time or from time to time, designate in writing a substitute address for that above set forth, and thereafter notices shall be directed to such substitute address for that above set forth. Notices to either party shall be effective three (3) business days after depositing in the United State Postal system, upon confirmed facsimile transmission or on the next business day if sent by overnight courier in accordance with this Section 17.

19.	INDEMNITY:

          Landlord shall protect, defend, indemnify and hold Tenant harmless from and against any and all claims, damages, losses, liens, judgments, penalties, expenses (including reasonable attorneys and consultants fees), and/or liabilities caused by the intentional misconduct or grossly negligent acts or omissions of Landlord, its partners, agents or contractors arising out of or relating to injury to any person or loss of or damage to property which occurs at the Premises, except for those caused by the intentional misconduct, grossly negligent acts or omissions of Tenant or Tenant’s agents, members, officers, employees, contractors, sublessees, licensees, invitees or guests.

          Tenant shall protect, defend, indemnify and hold Landlord harmless from and against any and all claims, damages, losses, liens, judgments, penalties, expenses (including reasonable attorneys and consultants fees), and/or liabilities caused by the intentional misconduct or grossly negligent acts or omissions of Tenant, its officers, employees, agents, contractors or invitees arising out of or relating to injury to any person or loss of or damage to property which occurs at the Premises, except for those caused by the intentional misconduct, grossly negligent acts or omissions of Landlord or Landlord’s agents, partners, employees or contractors.

20.	NOT A JOINT VENTURE:

          Any intention to create a joint venture or partnership relation between the parties hereto is hereby expressly disclaimed.

21.	SUCCESSORS AND ASSIGNS:

          This Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon Landlord, its successors, and assigns, and shall be binding upon Tenant, its successors, assigns, subtenants, assignees, concessionaires, executors, administrators, and legal representatives, and shall inure to the benefit of Tenant, its successors and only such assignees of Tenant to whom Tenant has assigned in compliance with the provisions of this Lease.

22.	WAIVER:

          The failure of either party to insist, in any one or more instances, upon a strict performance of any covenant of this Lease or to exercise any option or right herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, right, or option, but the same shall remain in full force and effect unless the contrary is expressed in writing.

23.	INTERPRETATION OF AGREEMENT:

          All headings preceding the text of the several provisions and sub provisions are inserted solely for convenience of reference and none of them shall constitute a part of this Lease or affect its meaning, interpretation, or effect.

24.	ATTORNEYS’ FEES:

          If any action at law or equity is commenced between the parties hereto, the prevailing party shall be entitled to its reasonable attorneys’ fees, and costs in connection with such action. In the event any dispute arising between the parties is resolved without court proceedings, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs in connection with such dispute.

25.	BROKER’S COMMISSIONS:

          Each party represents that it has not had dealings with any real estate broker, finder, or other person with respect to this Lease. Each party shall hold harmless the other party from all damages resulting from any claims that may be asserted against the other party by any broker, finder, or other person, with whom the other party has or purportedly has dealt in connection with this Lease.

26.	CONFIDENTIALITY:

          Landlord and Tenant acknowledge and agree that the terms and conditions contained in this Lease are confidential and proprietary to their business operations, and shall not be disclosed to any person(s) or entity(ies) other than their respective brokers, officers, directors, partners, employees, prospective and existing lenders and purchasers (and prospective purchasers), accountants, shareholders, prospective investors, and attorneys, who shall be requested keep the terms and conditions herein confidential.

27.	ENTIRE AGREEMENT:

          This Lease and the exhibits attached hereto set forth all the promises, agreements, conditions, and understandings between Landlord and Tenant relative to the Premises, and there are not promises, agreements, conditions, or understandings, either oral or written, expressed or implied, between them other than set forth herein. Except as herein otherwise provided, no subsequent alterations, amendment, change, or additions to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by both of them.

28.	TIME:

          Time is of the essence in regard to this Lease and each and all of its provisions in which performance in a factor. In the event that the final date for performance of any covenant herein contained (other than the payment of Rent or other sums due hereunder) falls on a legal holiday of the United States Government, the date for such performance shall be extended to the next business day thereafter.

29.	NO PERSONAL LIABILITY:

          Landlord and Tenant acknowledge and agree that there shall be absolutely no personal liability on the part of either Landlord’s or Tenant’s officers, directors, shareholders, partners, managers or members, as applicable, or any owners or an interest in their business, their heirs, successors, assigns, legally appointed representatives, or any mortgagee in possession (hereinafter collectively “Representatives”) with respect to any of the terms, covenants and conditions of this Lease. In the event of any breach by Landlord of any of the terms, covenants or conditions of this Lease to be performed by Landlord, Tenant’s right to seek recovery from Landlord shall be limited to the interest of Landlord in the Property including the equity, rent, income and profits derived therefrom, and any applicable insurance coverage that might be maintained by Landlord provided that subrogation related to such insurance coverage has been waived (and further provided that Landlord shall only be obligated to maintain the specific insurance coverage that is the express obligation of Landlord hereunder). Tenant agrees that it has no recourse against any of Landlord’s Representatives for distributions made to such Representatives prior to Landlord’s default of the Lease.

30.	CORPORATE AUTHORITY:

          Each individual executing this Lease on behalf of Landlord and Tenant represents and warrants that he/she is duly authorized to executed and deliver this Lease on behalf of said entity in accordance with a duly adopted resolution of the board of directors or partners thereof authorizing and consenting to this Lease; authorizing the specific representatives signing this Lease to execute, acknowledge, and deliver the same without the consent of any other officer, director or partner; resolving that such action and execution is in accordance with the governing director of the entity; and resolving that this Lease is binding upon said corporation in accordance with its terms.

31.	SEVERABILITY AND INDEPENDENCE OF COVENANTS:

          In the event that any provision of this Lease is found to be unenforceable, the remainder of this Lease shall not be affected, and any provision found to be invalid shall be enforceable to the extent permitted by law. The parties agree that in the event two different interpretations may be given to any provision hereunder, one of which will render the provisions unenforceable, and one of which will render the provision enforceable, the interpretation rendering the provision enforceable shall be adopted.

32.	GOVERNING LAW; VENUE; ENFORCEMENT:

          The laws of the State of Minnesota shall govern the validity and the construction of this Lease without regard to principles of conflict of laws. It is hereby agreed that the state or federal courts located in Hennepin County, Minnesota, shall have exclusive jurisdiction and the parties submit to the sole jurisdiction of such courts in any such action and waive all defenses relating to improper venue or personal jurisdiction. The parties hereby acknowledge and agree that any breach or threatened breach of any representation, warranty, covenant or agreement of this Lease would cause irreparable injury to the other party for which money damages would not provide an adequate remedy. As such, the parties hereby agree that the representations, warranties, covenants and agreements contained in this Lease may be specifically enforced by any state or federal court in Hennepin county, Minnesota, and that any such court may exercise all other equitable remedies deemed appropriate. This Lease may be enforced by specific performance.

33.	NON-COMPETITION:

          Target agrees that, during the Term of this Lease and for a period of two (2) years following the Term of this Lease, Tenant shall not engage in the operation of, consult with any party concerning the operation of, have any interest in any, or otherwise have any involvement in the operation of any railhead petroleum transfer terminal or any similar business or enterprise within the State of North Dakota.

[Signatures contained on Following Page]

          IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed in their names by their duly authorized officers.

Landlord:

DAKOTA PLAINS HOLDINGS, INC.
a Nevada corporation

By	/s/ Gabriel G. Claypool
Name	Gabriel G. Claypool
Its	Chief Executive Officer

Tenant:

DAKOTA PETROLEUM TRANSPORT SOLUTIONS, LLC
a Minnesota limited liability company

By	Paul Ferguson
Name	Paul Ferguson
Its	Chief Manager

[Signature Page to Amended and Restated Lease Agreement]